Exhibit 99.1

Contact:
Pamela J.S. Styles
Director, Investor Relations
and Strategic Planning
203-363-7352
www.craneco.com

Crane Co. Reports Second Quarter Results of $0.44 per Share and

Reaffirms Full Year Earnings Guidance of $1.65—$1.75 per Share

STAMFORD, CONNECTICUT – July 24, 2003—Crane Co. (NYSE: CR) today reported second quarter 2003 net income of $26.0 million, or $0.44 per share, in line with previous guidance and even with second quarter 2002 net income of $26.6 million, or $0.44 per share.

Operating profit was $42.9 million on sales of $406.0 million for the second quarter 2003 compared to operating profit of $43.3 million on sales of $391.6 million for the second quarter 2002. Second quarter 2003 operating profit reflected strong Aerospace & Electronics Segment performance, while all other segments were down slightly from the 2002 second quarter.

Year-to-date through the second quarter, 2003 operating profit was $71.1 million on sales of $782.4 million, compared to operating profit of $80.1 million on sales of $763.2 million for the prior year period. Lower operating results are attributable to market weakness in the Fluid Handling, Merchandising Systems, and Controls Segments that more than offset improved operating results in the Aerospace & Electronics, and Engineered Materials Segments. Included in the $9.0 million operating profit decline were $4.6 million in increased severance costs and increased pension cost of $3.6 million in 2003 versus 2002. Year-to-date 2003 net income was $42.5 million, or $0.72 per share, as compared to income before cumulative effect of a change in accounting principle for goodwill in the first half of 2002 of $47.4 million, or $0.79 per share.

Acquisitions

The Company announced the completion of two significant acquisitions in the quarter, both cash purchases. The acquisition of Signal Technology Corporation (“STC”), completed at the end of May for approximately $138 million net of STC cash acquired, augments the Company’s position in the defense electronics market, and STC now comprises part of the Electronics Group within the Crane Aerospace & Electronics Segment. The pipe coupling and fittings businesses acquired from Etex Group S.A., in mid-June for approximately $29 million are now part of the Company’s U.K.-based valves and fittings business. Acquisition of these businesses extends Crane’s market reach into the gas and water markets through the acquired branded products Victaulic (UK market only), Viking Johnson, Helden and Wask.

Market Conditions

The Aerospace & Electronics Segment experienced increased government and military demand for traditional aerospace components, defense electronics and power supplies, which more than offset weakness in commercial aerospace. For the Engineered Materials Segment, a slowdown in the recreational vehicle (“RV”) market was partially offset by stronger orders for fiberglass reinforced plastic panels in the transportation market during the quarter. Demand remained depressed in the U.S. vending and Euro coin changing equipment markets for Merchandising Systems. Fluid Handling continued to experience weakness in the chemical process industry, power, marine and general industrial markets.

Financial Position

Net debt to capital was 33.9% at June 30, 2003 compared to 24.2% at March 31, 2003 and 27.5% at June 30, 2002, reflecting $136.7 million in net increased borrowings for acquisitions in the second quarter of 2003. During the quarter, the Company generated $30.8 million in cash flow from operating activities and $18.2 million in free cash flow (cash flow from operating activities, less dividends and capital expenditures), invested $168.8 million for acquisitions and $6.6 million in capital expenditures, and paid a $5.9 million dividend to shareholders.

On July 22nd, the Company entered into a new four-year senior unsecured revolving credit facility for $300 million, replacing a revolving credit agreement for a like amount which was due to expire in November of this year.

Order backlog at June 30, 2003 totaled $482.0 million versus $397.8 million at March 31, 2003 and $385.7 million at December 31, 2002, almost entirely due to $82 million in additional backlog from acquired businesses in the second quarter of 2003.

Segment Results

Aerospace & Electronics sales of $104.1 million increased $17.9 million, or 21%, in the second quarter of 2003 compared to the second quarter of 2002 as a result of the May 2003 STC and the November 2002 General Technology Corporation (“GTC”) acquisitions. Operating profit of $23.3 million increased $2.9 million, or 14%, compared to the second quarter of 2002. The STC and GTC acquisitions accounted for approximately 70% of the operating profit increase. Operating profit margins were 22.4% in the 2003 second quarter compared to 23.7% in the prior year quarter, reflecting recent defense electronics related acquisitions whose margins are currently lower than the Company’s existing businesses.

Sales in Crane’s Aerospace Group (Hydro-Aire/Lear Romec, Eldec Aerospace and Resistoflex Aerospace) were down 1% in the quarter versus the prior year second quarter, while operating profit increased 1%. Operating profit margins improved to 25.6% from 25.0% in the prior year quarter. Increased government and military sales driven by U.S. government replenishment of spare parts were offset by lower sales in the weak commercial and general aviation markets. Operating profit improvements were driven by increased government/military volumes as well as from lower headcount and other cost savings initiatives.

Sales in Crane’s Electronics Group (Interpoint, Eldec Power Supply, GTC and STC), increased 92% to $39.2 million in the 2003 second quarter from $20.5 million in the prior year quarter principally reflecting the GTC and STC acquisitions. Second quarter 2003 sales included $7.0 million from GTC, and $10.8 million representing one month’s sales from STC, acquired in late May 2003. Business unit sales, excluding the acquisitions, increased 4% and operating profit increased 16% from demand for power supplies. Operating profit margins declined to 16.8% during the 2003 second quarter from 19.1% in the prior year quarter due to the lower margin GTC and STC businesses whose combined margins were 11.7%, as the Company has not yet realized STC synergies. Business operating margins, excluding the acquisitions, were 21.1%.

The Aerospace & Electronics Segment backlog was $305.0 million at June 30, 2003, an increase of $80.5 million, or 36%, compared to $224.5 million at March 31, 2003, primarily as a result of the STC acquisition. Backlog for government and military aerospace orders increased in the quarter, partially offsetting a commercial and general aviation decline, and change in customer order practices to reduce lead times.

The Company expects the commercial aerospace market to remain weak in 2003. However, increased military demand for traditional aerospace components and incremental sales from the STC acquisition, heavily comprised of defense electronics, are expected to more than offset these weaknesses. Management now expects Aerospace & Electronics Segment full year 2003 operating profit to be 10% to 20% higher than 2002, upgrading from prior guidance of a 5% reduction from 2002.

Engineered Materials sales of $58.3 million decreased $1.8 million, or 3%, in the 2003 second quarter compared to the second quarter of 2002. On a comparable basis, sales decreased 5% excluding Lasco, acquired in May 2002, and Cor Tec which was divested in the third quarter of 2002. Segment operating profit of $11.7 million in the 2003 second quarter decreased $0.6 million, or 5%, compared to the second quarter of 2002. The decrease in operating profit was driven by unfavorable mix due to demand softness in the recreational vehicle (“RV”) market, while demand for fiberglass reinforced panel sales to the truck trailer and building products markets was above the prior year quarter. In addition, Kemlite experienced higher styrene and resin costs in the second quarter of 2003. Operating profit margins were down slightly from the prior year quarter. Backlog at June 30, 2003 was $11.1 million, a 13% improvement compared to $9.8 million at March 31, 2003.

Management expects the RV market to further soften in the second half of 2003, reflecting recent downwardly revised RV industry growth projections. However, it expects the truck trailer transportation market to continue to improve in 2003 and raw material costs for styrene and resins to stabilize in contrast to previously anticipated increases. Consequently, management is revising its full year 2003 operating profit expectation for Engineered Materials to an increase of 5% to 10% above 2002 versus prior guidance of a 10% increase.

Merchandising Systems sales of $39.9 million in the second quarter of 2003 declined $1.4 million, or 3%, compared to the second quarter of 2002. Segment operating profit of $1.3 million decreased $0.7 million compared to the second quarter of 2002. Operating profit margins in the 2003 second quarter were 3.3%, down from 4.9% in the prior year quarter. The decrease reflects continued weak market demand for vending machines in North America and Continental Europe as well as for European coin changing equipment from NRI, which offset cost savings realized from severance actions in the NRI business in the first quarter 2003. Backlog at June 30, 2003 was $11.8 million, a 12% improvement compared to $10.5 million at March 31, 2003.

End-market demand in the automated merchandising market continues to remain weak in the U.S. and in Europe. Consequently management is revising its full year 2003 operating profit expectation for Merchandising Systems to be below prior year performance from previous guidance of a modest improvement versus 2002.

Fluid Handling sales were $187.8 million and operating profit was $13.7 million in the quarter, both essentially even with the second quarter of 2002, with margins at 7.3%. Valve sales improved 1.4% from the prior year quarter on strong demand for Valve Services and Crane Process Flow Technology products, partially offset by continued weakness in the Chemical Process Industry (“CPI”), power, marine and general industrial markets, while margins declined to 6.4% from 8.0% in the second quarter of 2002. Sales in the pump business were even with the 2002 second quarter while operating profit improved 43%, resulting in improved margins of 14.1% from 9.9% in the prior year quarter. These improvements reflect progress in the use of a low-cost manufacturing facility in China, as well as benefits from the divestiture of its Chempump business earlier this year. Crane Supply sales declined 4%, while operating profit improved 6%, as the weakened Canadian economy and industrial demand was more than offset by cost savings initiatives. Resistoflex Industrial sales increased 7% and operating profit increased $0.9 million in the 2003 second quarter with margins of 7.9% versus margins of less than 1% in the prior year quarter, from stronger international sales and savings realized from the facility consolidation. Backlog for the Fluid Handling segment at June 30, 2003 was $140.7 million, a 2% improvement compared to $138.1 million at March 31, 2003.

The Fluid Handling businesses continued to experience weak end markets. The segment has begun to realize benefits from utilization of low-cost manufacturing facilities and plant consolidations, which are expected to continue in the second half of the year. Closure and severance costs associated with additional facility closings, in addition to declining end markets, are anticipated to negatively affect Fluid Handling operating profit in the second half of 2003. Management now expects full year 2003 Fluid Handling Segment operating profit to reflect a 10% to 15% improvement over 2002 compared to prior guidance of a 15% to 20% improvement.

Controls sales were $16.0 million in the second quarter of 2003 versus $16.8 million in the prior year quarter. Operating profit of $1.0 million decreased $0.3 million, or 21%, from the second quarter of 2002. Operating profit margins were 6.2%, down from 7.4% in the prior year quarter. Flat sales at Barksdale were offset by lower shipments at Azonix/Dynalco due to continued weakness in the gas transmission market. The operating profit decrease resulted from both lower sales volumes and increased spending for new product applications. Backlog was $13.5 million as of June 30, 2003, a 9% decrease from $14.7 million at March 31, 2003.

As a result of the weak gas transmission business and higher spending for investment in new product applications, management expects full year 2003 operating profit from Controls to be below prior year 2002 performance.

Corporate expenses were $8.0 million in the second quarter of 2003 versus $6.5 million in the second quarter of 2002, due to increased pension, medical and other employee-related costs.

Outlook for Third Quarter and Full Year 2003

The Company expects third quarter earnings per share to be in the range of $0.42 to $0.47. During the third quarter, improvements in operating efficiencies and continuing benefit realization from low-cost manufacturing locations at Fluid Handling, full-quarter effects of recent acquisitions in both Fluid Handling and Aerospace & Electronics, and strengthening Aerospace & Electronics Segment performance are expected to offset anticipated weaker results in Engineered Materials, Merchandising Systems and Controls.

The Company is maintaining its full year 2003 operating profit guidance range of $160 to $170 million which results in earnings per share guidance of $1.65 to $1.75, including the second quarter 2003 acquisitions. The incremental sales from the acquisitions of Signal Technology

Corporation and certain product lines of Etex are expected to offset effects of the challenging market environment in Fluid Handling, particularly in the Chemical Process Industry and short cycle businesses, and Merchandising Systems, as well as revised RV industry production forecasts on Engineered Materials.

Free cash flow (cash flow from operating activities, less dividends and capital expenditures) expectations continue to be approximately $120 million in 2003. The Company plans to continue its focus on the efficient utilization of capital and is well positioned to take advantage of strategic acquisition opportunities.

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter’s financial results on Friday, July 25th, 2003 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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